SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	December 29, 2017

SOUTHWESTERN ELECTRIC POWER COMPANY
(Exact Name of Registrant as Specified in Its Charter)

1-3146	Delaware	72-0323455
(Commission File Number)	(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

1 Riverside Plaza, Columbus, OH	43215
(Address of Principal Executive Offices)	(Zip Code)

614-716-1000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
[ ]
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company

[ ]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 2.06.    Material Impairments

Reference is made to page 143 of Southwestern Electric Power Company’s (SWEPCo) Form 10-Q for the period ended September 30, 2017 under SWEPCo Rate Matters- 2016 Texas Base Rate Case for a discussion of SWEPCo’s base rate filing with the Public Utility Commission of Texas (PUCT). Previously, the Administrative Law Judges (ALJs) issued their proposal for decision which included certain investment disallowances and recovery of but no return on Welsh Plant, Unit 2. In a December 2017 Open Meeting, the PUCT issued an oral decision which among other items, approved recovery of, but no return on, the remaining net book value of the retired Welsh Plant Unit 2. As a result of the oral decision, SWEPCo anticipates recording an impairment charge in the fourth quarter of 2017 currently estimated to be approximately $18 million to $22 million (pre-tax) which includes approximately $6 million to $8 million associated with the lack of a return on Welsh Plant, Unit 2 and approximately $12 million to $14 million related to other disallowed investments in plant. A final written order is pending from the PUCT.

Item 8.01.    Other Events

In the December 2017 Open Meeting, the PUCT also issued an oral decision approving an annual net revenue increase of approximately $50 million effective May 2017, including recovery of the Texas share of certain environmental investments as of June 30, 2016. The $50 million annual net revenue increase includes a return on common equity of 9.6%. As a result, SWEPCo anticipates recording additional revenue of approximately $32 million in the fourth quarter of 2017 associated with the approved net revenue increase for the period May 2017 through December 2017. A final written order is pending from the PUCT.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SOUTHWESTERN ELECTRIC POWER COMPANY

By:	/s/ Thomas G. Berkemeyer
Name:	Thomas G. Berkemeyer
Title:	Assistant Secretary

December 29, 2017